Exhibit 99.1

Neiman Marcus Group LTD LLC Reports Second Quarter Results

DALLAS--(BUSINESS WIRE)--March 12, 2019--Neiman Marcus Group LTD LLC (the “Company”) today reported financial results for the second quarter ended January 26, 2019.

“Our second quarter results reflect our sixth consecutive quarter of comparable sales increases. The stabilization of our business continues as we work deliberately to transform Neiman Marcus Group into a luxury customer platform, fueled by technology, innovation, and supported by seasoned and talented executives who are laser-focused on this mission,” said Geoffroy van Raemdonck, Chief Executive Officer, Neiman Marcus Group.

For the second quarter ended January 26, 2019, the Company reported total revenues of $1.39 billion, representing an increase in comparable sales of 0.7% from the same quarter a year ago. During the quarter, the Company reported a net loss of $29.0 million compared with net earnings of $372.5 million for the second quarter of fiscal year 2018, which included a provisional non-cash income tax benefit of approximately $387.8 million as described below under “Other Items”. Adjusted EBITDA, which is described on page 9 of this release, for the second quarter was $134.4 million compared to Adjusted EBITDA of $154.8 million for the second quarter a year ago. Excluding MyTheresa, U.S. Adjusted EBITDA for the second quarter was $134.4 million compared to Adjusted EBITDA of $147.5 million for the second quarter a year ago.

For the 26 weeks ended January 26, 2019, the Company reported total revenues of $2.50 billion, representing an increase in comparable sales of 1.6%. The Company reported a net loss of $57.2 million for the 26 weeks ended January 26, 2019 compared with net earnings of $346.3 million in the prior year. The prior year included a provisional non-cash income tax benefit of approximately $387.8 million as described below under “Other Items”. Adjusted EBITDA for the 26 weeks ended January 26, 2019 was $269.7 million compared to $277.2 million for the same period in the prior year. Excluding MyTheresa, U.S. Adjusted EBITDA for the 26 weeks ended January 26, 2019 was $270.6 million compared to $267.4 million for the same period in the prior year.

Other Items. The Company recorded a provisional non-cash income tax benefit of approximately $387.8 million in the second quarter of fiscal year 2018 due to the impact of the Tax Cuts and Jobs Act, which was signed into law on December 22, 2017.

In September 2018, the Company effected an organizational change as a result of which the entities through which the Company operated the MyTheresa business now sit directly under Neiman Marcus Group, Inc., the Company’s ultimate parent entity (the “Distribution”). Subsequent to the Distribution, the assets, liabilities and operating results of MyTheresa are excluded from the Company's Condensed Consolidated Financial Statements. In the Company's Condensed Consolidated Balance Sheets, the assets and liabilities of MyTheresa are excluded as of January 26, 2019 and included as of January 27, 2018. The Company's Condensed Consolidated Statements of Operations exclude the operating results of MyTheresa for the second quarter of fiscal year 2019 and include the operating results of MyTheresa for only the two months prior to the Distribution in the 26 weeks ended January 26, 2019. As it relates to the second quarter of fiscal year 2018 and the 26 weeks ended January 27, 2018, the operating results of MyTheresa are included for all periods presented.

In the first quarter of fiscal year 2019, the Company adopted new accounting guidance which resulted in (i) the inclusion of income from the Company’s credit card program within revenues, (ii) the reclassification of components of net benefit costs from selling, general and administrative expenses and (iii) the gross balance sheet presentation of estimates for sales returns and recoverable inventories within other current assets. Certain prior period income statement amounts have been reclassified for comparability with the current year presentation related to the inclusion of income from the Company's credit card program within revenues and the correction of the Company's previous income statement classification of certain reserves for sales returns and promotional programs. The reclassifications had no net impact on net earnings (loss).

As previously disclosed, on March 1, 2019, the Company reached an agreement in principle with an ad hoc committee of holders (the “Noteholders”) of a majority of the Company's Cash Pay Notes and PIK Toggle Notes (together, the “Notes”) and an ad hoc committee of holders (the “Term Lenders”) of a majority of outstanding term loans (the “Term Loans”) under the Senior Secured Term Loan Facility regarding the framework of a comprehensive series of transactions to extend the maturities of the Notes and Term Loans, as outlined in a term sheet disclosed in our Current Report on Form 8-K filed on March 1, 2019.

The Company is engaged with the ad hoc committees of Noteholders and Term Lenders in ongoing negotiations with the goal of agreeing on definitive documentation with respect to such transaction. If the Company is unable to complete these transactions as contemplated or any other alternative transaction, on favorable terms or at all, due to market conditions or otherwise, its financial condition could be materially and adversely affected.

Conference Call. A live webcast of the earnings conference call can be accessed through the Investor Information section of the Neiman Marcus Group LTD LLC website at www.neimanmarcusgroup.com on Tuesday, March 12, 2019 beginning at 3:45 p.m. Central Standard Time. Following the live broadcast, interested parties may replay the webcast by accessing this website. To access financial information that will be presented during the call, please visit the Investor Information section of the Neiman Marcus Group LTD LLC website at www.neimanmarcusgroup.com.

Non-GAAP Financial Measures. In this press release, the Company's financial results are presented both in accordance with U.S. generally accepted accounting principles (“GAAP”) and using certain non-GAAP financial measures, including Adjusted EBITDA. This non-GAAP financial measure is included to supplement the Company’s financial information presented in accordance with GAAP and because the Company uses such measure to monitor and evaluate the performance of its business and believes the presentation of this measure enhances investors’ ability to analyze trends in the Company’s business and evaluate the Company’s performance relative to other companies in its industry. For more information regarding the Company’s use of non-GAAP financial measures, including the definition of Adjusted EBITDA, and a reconciliation of such financial measures to net earnings (loss), a GAAP measure, see “Non-GAAP Financial Measures” on page 9 of this press release.

Forward-Looking Statements. This press release contains forward-looking statements. In many cases, forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “plan,” “predict,” “expect,” “estimate,” “intend,” “would,” “will,” “could,” “should,” “anticipate,” “believe,” “project” or “continue” or the negative thereof or other similar expressions. The forward-looking statements contained in this press release reflect the Company’s views as of the date of this press release and are based on our expectations and beliefs concerning future events, as well as currently available data as of the date of this press release. While the Company believes there is a reasonable basis for its forward-looking statements, they involve a number of risks, uncertainties, assumptions and changes in circumstances that may cause the Company’s actual results, performance or achievements to differ significantly from those expressed or implied in any forward-looking statement. Therefore, these statements are not guarantees of future events, results, performance or achievements and you should not rely on them. A variety of factors could cause the Company’s actual results to differ materially from the anticipated or expected results expressed in the Company’s forward-looking statements, including those factors described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and elsewhere in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. You should keep in mind that the forward-looking statements contained in this press release speak only as of the date of this press release. Except to the extent required by law, the Company undertakes no obligation to update or revise (publicly or otherwise) any forward-looking statements to reflect subsequent events, new information or future circumstances.

NEIMAN MARCUS GROUP LTD LLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands)	January 26, 2019	January 27, 2018

ASSETS
Current assets:
Cash and cash equivalents	$41,338	$35,788
Credit card receivables	36,462	42,258
Merchandise inventories	999,337	1,137,178
Other current assets	247,996	143,452
Total current assets	1,325,133	1,358,676

Property and equipment, net	1,539,277	1,557,112
Intangible assets, net	2,615,798	2,786,041
Goodwill	1,753,245	1,887,729
Other long-term assets	32,856	37,377
Total assets	$7,266,309	$7,626,935

LIABILITIES AND MEMBER EQUITY
Current liabilities:
Accounts payable	$252,945	$283,805
Accrued liabilities	527,872	532,081
Current portion of long-term debt	29,426	29,426
Total current liabilities	810,243	845,312

Long-term liabilities:
Revolving credit facilities	272,000	134,593
Long-term debt, net of debt issuance costs	4,460,782	4,437,669
Deferred income taxes	688,764	762,840
Other long-term liabilities	621,615	607,507
Total long-term liabilities	6,043,161	5,942,609

Total member equity	412,905	839,014
Total liabilities and member equity	$7,266,309	$7,626,935

NEIMAN MARCUS GROUP LTD LLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Thirteen weeks ended		Twenty-six weeks ended
(in thousands)	January 26, 2019	January 27, 2018	January 26, 2019	January 27, 2018

Net sales	$1,380,323	$1,480,046	$2,473,107	$2,575,728
Other revenues, net	13,797	14,065	25,404	25,929
Total revenues	1,394,120	1,494,111	2,498,511	2,601,657
Cost of goods sold including buying and occupancy costs	958,547	1,021,984	1,658,783	1,720,254
Selling, general and administrative expenses	309,223	321,897	585,984	616,714
Depreciation expense	47,809	53,428	98,503	108,656
Amortization of intangible assets	10,536	11,500	21,878	23,664
Amortization of favorable lease commitments	12,620	12,784	25,062	25,569
Other expenses	11,895	12,614	21,324	15,454

Operating earnings	43,490	59,904	86,977	91,346

Benefit plan expense, net	872	462	1,745	925
Interest expense, net	81,434	76,549	161,983	152,647

Loss before income taxes	(38,816)	(17,107)	(76,751)	(62,226)

Income tax benefit	(9,810)	(389,639)	(19,574)	(408,541)

Net earnings (loss)	$(29,006)	$372,532	$(57,177)	$346,315

NEIMAN MARCUS GROUP LTD LLC
OTHER OPERATING DATA
(UNAUDITED)

OTHER DATA:

	Thirteen weeks ended		Twenty-six weeks ended
(in millions)	January 26, 2019	January 27, 2018	January 26, 2019	January 27, 2018

Change in comparable sales (1)	0.7%	6.4%	1.6%	5.3%

Capital expenditures	$46.5	$41.1	$84.1	$65.8

Rent expense	27.5	30.9	55.1	59.2

Adjusted EBITDA	$134.4	$154.8	$269.7	$277.2

(1) Comparable sales for the second quarter of fiscal year 2018 exclude sales from MyTheresa operations. Comparable sales for year-to-date fiscal 2018 include sales from MyTheresa operations only for August and September 2017.

NEIMAN MARCUS GROUP LTD LLC
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

To supplement the Company’s financial information presented in accordance with GAAP, it uses Adjusted EBITDA to monitor and evaluate the performance of its business and believes the presentation of this measure enhances investors’ ability to analyze trends in its business and evaluate its performance relative to other companies in its industry. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, further adjusted to eliminate the effects of items management does not believe are representative of the Company’s ongoing performance. This financial metric is not a presentation made in accordance with GAAP.

Adjusted EBITDA should not be considered as an alternative to operating earnings or net earnings (loss) as a measure of operating performance. In addition, Adjusted EBITDA is not presented as and should not be considered as an alternative to cash flows as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP.

These limitations include the fact that Adjusted EBITDA: (i) excludes certain tax payments that may represent a reduction in cash available to the Company; (ii) excludes certain adjustments for purchase accounting; (iii) does not reflect changes in, or cash requirements for, the Company’s working capital needs, capital expenditures or contractual commitments; (iv) does not reflect the Company’s significant interest expense; and (v) does not reflect the cash requirements necessary to service interest or principal payments on the Company’s debt. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements. In addition, other companies in the Company’s industry may calculate Adjusted EBITDA differently than it does, limiting its usefulness as a comparative measure.

In calculating these financial measures, the Company makes certain adjustments that are based on assumptions and estimates that may prove inaccurate. In addition, in the future the Company may incur expenses similar to those eliminated in this presentation. The following table reconciles net earnings (loss) as reflected in the Company’s Condensed Consolidated Statements of Operations prepared in accordance with GAAP to Adjusted EBITDA (figures may not sum due to rounding):

	Thirteen weeks ended		Twenty-six weeks ended
(in millions)	January 26, 2019	January 27, 2018	January 26, 2019	January 27, 2018

Net earnings (loss)	$(29.0)	$372.5	$(57.2)	$346.3
Income tax benefit	(9.8)	(389.6)	(19.6)	(408.5)
Interest expense, net	81.4	76.5	162.0	152.6
Depreciation expense	47.8	53.4	98.5	108.7
Amortization of intangible assets and favorable lease commitments	23.2	24.3	46.9	49.2
EBITDA	$113.6	$137.2	$230.7	$248.3

Expenses incurred in connection with strategic initiatives	9.1	1.4	16.1	1.8
Expenses incurred in connection with openings of new stores / remodels of existing stores	5.4	1.5	10.3	2.3
Non-cash rent expense	1.9	2.1	3.8	4.4
Non-cash stock compensation and other long-term cash incentives	1.5	3.7	3.6	10.1
Expenses and liquidation markdowns related to store closures	—	12.2	—	13.5
Expenses related to Cyber-Attack, net of insurance recoveries	—	—	—	1.1
Non-cash gain related to change in vacation policy	—	(7.8)	—	(9.0)
Other expenses	2.8	4.6	5.2	4.6
Adjusted EBITDA (1)	$134.4	$154.8	$269.7	$277.2
Less: MyTheresa Adjusted EBITDA (1)	—	7.4	(0.9)	9.8
U.S. Adjusted EBITDA	$134.4	$147.5	$270.6	$267.4

(1) Includes Adjusted EBITDA related to the Company's MyTheresa operations of $7.4 million for the second quarter of fiscal year 2018, losses of $0.9 million for year-to-date fiscal 2019 and earnings of $9.8 million for year-to-date fiscal 2018.

CONTACT:
Mark Anderson
Director - Finance and
Investor Relations
(214) 757-2934